Exhibit 99.1

zSpace Announces Pricing of $9.4 Million Initial Public Offering

San Jose, CA, December 4, 2024 – zSpace, Inc. (“ZSPC” or the “Company”) today announced the pricing of its firm commitment initial public offering of an aggregate of 1,875,000 shares of its Common Stock (the “Offering”) at $5.00 per share.

The gross proceeds to ZSPC from the Offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by ZSPC, is expected to be approximately $9.4 million without the exercise of the underwriters’ over-allotment option.

The shares are expected to begin trading on the Nasdaq Global Market under the ticker symbol “ZSPC” at the open of the market on December 5, 2024. The Offering is expected to close on December 6, 2024, subject to customary closing conditions.

In connection with the Offering, the Company has granted the underwriters a 30-day option to purchase up to an additional 281,250 shares of its Common Stock at the initial public offering price, less underwriting discounts and commissions.

Roth Capital Partners, LLC and Northland Securities, Inc. are acting as joint book-running managers for the offering and Barrington Research Associates, Inc. is acting as co-manager. Pryor Cashman LLP is acting as legal counsel to the Company, and Pillsbury Winthrop Shaw Pittman is acting as legal counsel to the underwriters for the Offering.

The Company has also registered for resale by two securityholders up to 1,997,973 shares of its Common Stock. The shares registered for resale will not be purchased by the underwriters in the Offering and the Company will not receive any of the proceeds from the resale of such shares when and if such shares are sold by the securityholders.

The Offering is being conducted pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-280427) initially filed with the U.S. Securities and Exchange Commission (“SEC”) on June 24, 2024, as amended, and subsequently declared effective by the SEC on December 4, 2024. The Offering is being made only by means of a preliminary prospectus. Before you invest, you should read the preliminary prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, electronic copies of the preliminary prospectus relating to the Offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660 Attn: Prospectus Department, by phone: (800) 678-9147, or email at rothecm@roth.com. In addition, a copy of the final prospectus, when available, relating to the Offering may be obtained via the SEC’s website at www.sec.gov.

This press release has been prepared for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, and no sale of these securities may be made in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About zSpace, Inc.

zSpace, Inc. (NASDAQ: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences for STEM, CTE, and career readiness programs. Used by over 3,500 public school districts, technical centers, community colleges, and universities, zSpace allows students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Headquartered in San Jose, California, zSpace holds over 70 patents and our hands-on “learning by doing” solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021. For more information, please visit www.zspace.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the preliminary prospectus filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

zSpace Investor Relations:

Cody Slach, Alex Thompson

Gateway Group, Inc.

1-949-574-3860

ZSPC@gateway-grp.com